UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2012

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio		44125
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (440) 753-1490

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 23, 2012, Chart Industries, Inc. (“Chart”), Chart Inc., a subsidiary of Chart (“Merger Parent”), and Merger Parent’s wholly owned subsidiary, Bison Corp. (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AirSep Corporation (“AirSep”), a privately held company based in Amherst, New York. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into AirSep, with AirSep surviving the merger as a wholly owned subsidiary of Merger Parent (the “Acquisition”). AirSep is a manufacturer of pressure swing adsorption and vacuum pressure swing adsorption oxygen concentrators and generators for medical and industrial applications.

The Acquisition purchase price is $170 million in cash, and Chart will assume up to $10 million of AirSep’s outstanding debt at closing. The transaction also includes an additional $10 million in potential senior management retention payments, payable over three years, to ensure business continuity. For a period of 36 months following the closing, $6.0 million of the purchase price will be held in escrow, and such amount may be used to cover certain indemnification claims that Merger Parent may make under the Merger Agreement. Chart has available liquidity and financing commitments sufficient to fund the Acquisition.

The Merger Agreement provides for customary representations, warranties, covenants and agreements, including, among others, that each of the parties will use commercially reasonable efforts to complete the Acquisition, that AirSep will conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and consummation of the Acquisition, and that AirSep will not engage in certain kinds of transactions during such period.

The Merger Agreement also contains customary termination provisions, including a provision that the Merger Agreement may be terminated by either of Merger Parent or AirSep if the Acquisition has not been completed by October 5, 2012, provided however that such right to terminate the Merger Agreement is not available to any party whose breach of any provision of the Merger Agreement results in the failure of the Acquisition to be completed.

In addition to the management retention arrangements described above, concurrently with the execution of the Merger Agreement, Merger Parent entered into employment agreements and non-compete agreements with key members of AirSep’s senior management that become effective upon consummation of the Acquisition. The non-compete agreements contain customary non-solicit, non-compete and confidentiality covenants in favor of Merger Parent.

In connection with the transactions contemplated by the Merger Agreement, Merger Parent has entered into voting agreements (each, a “Voting Agreement”) with certain AirSep shareholders (the “Shareholders”), which provide, among other things, that the Shareholders will vote: (1) in favor of adopting the Merger Agreement; (2) against the approval of any action, agreement or proposal that is intended to, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Acquisition; and (3) against any action, agreement or proposal made in opposition to or in competition with the Acquisition, or which would result in a breach of the Merger Agreement. The Shareholders that are parties to Voting Agreements own approximately 84% of AirSep’s voting power, which is sufficient voting power to approve the Acquisition under applicable law.

The completion of the Acquisition is subject to the satisfaction of certain closing conditions (which may be waived by Chart), including, among other things, that holders of at least 90% of AirSep’s voting power vote to authorize the Merger Agreement; the receipt of certain required consents; the achievement of target net working capital levels; and the consummation of the sale of AirSep’s subsidiary prior to the closing of the Acquisition. In addition, the completion of the Acquisition is subject to the absence of certain legal impediments, including the expiration or termination of waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

The Acquisition is expected to be completed in the third quarter of 2012.

Other than with respect to the Acquisition as described herein, there are no material relationships between Chart or its affiliates and AirSep.

The foregoing description of the Merger Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1, and is incorporated herein by reference.

The Merger Agreement contains representations and warranties that each party thereto made to and solely for the benefit of each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract or contained in confidential disclosure schedules. Those disclosure schedules contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties (1) may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, (2) may be subject to a contractual standard of materiality different from that generally applicable to stockholders, or (3) may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

Item 7.01.	Regulation FD Disclosure.

On July 23, 2012, the Company issued a press release announcing that it entered into a definitive agreement to acquire AirSep. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1. All information in the press release is furnished and shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporated it by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)      Exhibits

2.1	Agreement and Plan of Merger, dated as of July 23, 2012 by and among Chart Inc., Bison Corp., AirSep Corporation, Joseph L. Priest, as Representative, for purposes of Section 4.10 only, Joseph L. Priest and Ravinder K. Bansal, and for purposes of Section 9.14 only, Chart Industries, Inc.*

99.1	Press release issued by Chart Industries, Inc., dated July 23, 2012, announcing the Company’s entry into a definitive agreement to acquire AirSep Corporation.

*	The exhibits and schedules of the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

Date: July 23, 2012

By:	/s/ Michael F. Biehl
Michael F. Biehl
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 23, 2012, by and among Chart Inc., Bison Corp., AirSep Corporation, Joseph L. Priest, as Representative, for purposes of Section 4.10 only, Joseph L. Priest and Ravinder K. Bansal, and for purposes of Section 9.14 only, Chart Industries, Inc.*

99.1	Press release issued by Chart Industries, Inc., dated July 23, 2012, announcing the Company’s entry into a definitive agreement to acquire AirSep Corporation.

*	The exhibits and schedules of the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and will be provided to the Securities and Exchange Commission upon request.